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                                                                      EXHIBIT 12

                              LA QUINTA INNS, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (in thousands, except ratios)



                                          Nine Months
                                      Ended September 30                       Years Ended December 31
                                    ----------------------    -------------------------------------------------------------
                                      1997         1996         1996         1995         1994         1993         1992
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings (loss) before income
   taxes, extraordinary items
   and cumulative effect of
   accounting change (1) ........   $ 113,017    $  82,020    $  96,379    $  82,994    $  61,991    $  31,836    $  (7,270)
Partners' equity in earnings ....         670        1,264        1,499       10,227       11,406       12,965       15,081
Partners' equity in earnings
   of combined unincorporated
   ventures that do not have
   fixed charges ................          --         (705)        (770)      (1,854)      (1,577)      (1,652)      (1,504)
Fixed charges ...................      44,558       35,952       48,983       42,797       40,814       32,477       34,270
Interest capitalized ............      (6,553)      (3,596)      (5,429)      (1,313)        (889)          --          (50)
Amortization of capitalized
   interest .....................         720          647          893          803          772          799          799
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------

    Earnings as adjusted ........   $ 152,412    $ 115,582    $ 141,555    $ 133,654    $ 112,517    $  76,425    $  41,326
                                    =========    =========    =========    =========    =========    =========    =========
Fixed charges:
    Interest on long-term debt
     (before capitalized
     interest) ..................   $  43,625    $  35,141    $  47,897    $  41,734    $  39,749    $  31,366    $  33,137
    Portion of rental expense
     allocated to interest ......         933          811        1,086        1,063        1,065        1,111        1,133
                                    ---------    ---------    ---------    ---------    ---------    ---------    ---------
      Total fixed charges .......   $  44,558    $  35,952    $  48,983    $  42,797    $  40,814    $  32,477    $  34,270
                                    =========    =========    =========    =========    =========    =========    =========
Ratio of earnings to fixed
   charges ......................         3.4x         3.2x         2.9x         3.1x         2.8x         2.4x         1.2x
                                    =========    =========    =========    =========    =========    =========    =========



(1) The Nine Months Ended September 30, 1996 and Years Ended December 31, 1996 and 1995, include a non-cash provision for premature retirement of assets totaling $12,203, $18,076 and $12,630, respectively.



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